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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                           Contact: Samuel Cypert
                                                         313-792-6646

                            MASCO CORPORATION REPORTS
                        THIRD QUARTER SALES AND EARNINGS

         Taylor, Michigan (November 9, 2000) ... Masco Corporation (NYSE:MAS) today reported that net sales increased 11 percent to $1.9 billion for the 2000 third quarter, compared with $1.7 billion in the prior year period. Net income for the quarter increased to $187.4 million compared with $64.9 million for the 1999 third quarter, and diluted earnings per share increased to $.41 compared with $.15 per share in the comparable 1999 third quarter. The third quarter of 1999 included unusual expense of approximately $126 million after-tax, primarily reflecting non-recurring costs related to pooling-of-interests mergers.

         Masco's Chairman and CEO Richard Manoogian commented, "As previously announced, our 2000 third quarter sales and net income were negatively impacted by the softening of incoming orders for some of our home improvement products in North America and Europe, the stronger U.S. dollar, higher energy costs, new product launch and plant relocation costs, less favorable product mix and customer inventory reduction programs."

         Mr. Manoogian also stated, "Assuming these negative economic and business factors continue throughout the fourth quarter, seasonally one of the year's lower quarters for Masco, we believe fourth quarter earnings will be in a range of approximately $.34 to $.37 per share. While we continue to expect record earnings both this year and next year, we are disappointed with our performance and are reviewing all areas of the Company to identify and implement additional cost saving and profit improvement initiatives to improve our future results."

         Masco also reported that year-to-date 2000 the Company repurchased approximately 11 million shares of its Common Stock under its current buyback authorization of 40 million shares. The Company previously announced that it had sold 8.4 million shares of its Common Stock to key employees in the third quarter as part of an employee stock purchase program.

         Masco Corporation is one of the world's leading manufacturers of faucets, cabinets, architectural coatings, locks and other consumer brand-name home improvement and building products.




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As previously announced, a conference call regarding the Company's third quarter earnings is scheduled for Thursday, November 9, 2000 at 9:15 a.m. EST. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (719) 457-2646 (confirmation #619428). The conference call will be webcast simultaneously on the Company's website at www.masco.com and supplemental material will also be available. A replay of the call will be available on Masco's website or by phone by dialing (719) 457-0820 (replay access code #619428). The replay will be available approximately two hours after the end of the call and continue through November 15, 2000.

Masco Corporation's press releases and other information are available through the Company's toll free number, 1-800-MAS-NEWS or you may visit Masco's website at www.masco.com.

Statements in this press release may include certain forward-looking statements regarding Masco's future sales and earnings growth potential. Actual results may vary materially because of various factors, including external factors such as interest rate fluctuations and changes in consumer spending over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission.


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MASCO CORPORATION REPORTS
THIRD QUARTER SALES AND EARNINGS

                                                Three Months Ended               Nine Months Ended           Twelve Months Ended
                                                   September 30                     September 30                 September 30
                                             ------------------------        -------------------------    -------------------------
                                                2000          1999              2000           1999          2000           1999
                                             ----------    ----------        ----------     ----------    ----------     ----------
Net Sales                                    $1,893,000    $1,704,000        $5,510,000     $4,662,000    $7,155,000     $5,989,000
Cost of Sales                                 1,215,900     1,082,000         3,538,500      2,942,600     4,591,400      3,805,800
                                             ----------    ----------        ----------     ----------    ----------     ----------
  Gross Profit                                  677,100       622,000         1,971,500      1,719,400     2,563,600      2,183,200
Selling, General and
  Administrative Expenses                       359,200       463,600         1,053,700      1,041,600     1,366,800      1,295,100
Goodwill Amortization                            17,700        13,100            47,800         31,700        61,500         40,100
                                             ----------    ----------        ----------     ----------    ----------     ----------
Operating Profit                                300,200       145,300           870,000        646,100     1,135,300        848,000
Other Income (Expense), Net                      (2,700)      (32,100)           (2,100)       (10,700)        1,300         --
                                             ----------    ----------        ----------     ----------    ----------     ----------
  Income Before Income Taxes                    297,500       113,200           867,900        635,400     1,136,600        848,000
Income Taxes                                    110,100        48,300           321,100        244,500       411,100        319,300
                                             ----------    ----------        ----------     ----------    ----------     ----------
Net Income                                     $187,400       $64,900          $546,800       $390,900      $725,500       $528,700
                                             ==========    ==========        ==========     ==========    ==========     ==========
Earnings Per Share (diluted)                 $      .41    $      .15        $     1.21     $      .88    $     1.61     $     1.19
                                             ==========    ==========        ==========     ==========    ==========     ==========
Average (Diluted) Shares
  Outstanding                                   457,200       445,600           451,900        445,900
                                             ==========    ==========        ==========     ==========

Amounts are in thousands, except per share data.

1999 data above include third quarter expense of $126 million after-tax, which the Company considers unusual, primarily related to pooling-of-interests transactions.